Exhibit 99.1

Vonage Holdings Corp. Announces New Chief Financial Officer

Barry L. Rowan appointed Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

HOLMDEL, N.J., February 25, 2010 — Vonage Holdings Corp. (NYSE: VG), a leading provider of high-quality voice and messaging services over broadband networks, today announced the appointment of Barry L. Rowan as Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer of the company.

Mr. Rowan joins Vonage after spending three years with Nextel Partners, Inc., where he served as Executive Vice President, Chief Financial Officer and Treasurer. During his time at Nextel Partners, Inc., the equity value of the company grew from $2 billion to over $9 billion, culminating in its sale to Sprint for $10 billion in June of 2006.

Mr. Rowan brings to Vonage twenty-five years of executive leadership experience in building technology and communications companies. Prior to joining Nextel Partners, Inc., he served as Chief Executive Officer of Vesper, the Brazilian subsidiary of Velocom Inc., a large-scale telecommunications start-up. He was previously with Fluke Corporation, a leader in electronic test tools, where he began as CFO and subsequently served as Senior Vice President and Division Manager until its sale to Danaher Corporation.

In making the announcement, Marc Lefar, Chief Executive Officer of Vonage, said “Barry brings deep wireless industry experience and important leadership skills that will drive the planning and execution of our financial strategies. In addition, Barry will play a significant role at Vonage as we pursue long-term strategic growth opportunities.

“We are delighted to have Barry join the Vonage team. He is joining at a pivotal point in our evolution. His experiences will prove invaluable as we expand our reach into new markets, penetrate key segments and launch new services,” Mr. Lefar said.

Commenting on his appointment, Mr. Rowan said, “This is an exciting time to be joining Vonage. The company has made significant strides, is led by a talented team and is positioned to address some very attractive markets. I am energized by the challenge and look forward to contributing to the company’s success.”

Mr. Rowan earned his M.B.A. from the Harvard Business School, and his B.S., summa cum laude, in Business Administration and Chemical Biology from The College of Idaho.

About Vonage

Vonage (NYSE: VG) is a leading provider of high-quality voice and messaging services over broadband networks. Our award winning technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena	Michael Zema
732.203.7372	732.528.2677
leslie.arena@vonage.com	michael.zema@vonage.com

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